Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Long-Term Incentive Plan of Fermi Inc. (formerly Fermi LLC) of our report dated July 2, 2025, with respect to the financial statements of Fermi LLC included in its Registration Statement on Form S-11 (No. 333-290089) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

October 17, 2025